Exhibit 23.6

CONSENT OF BUCKLAND HARAPIAK

We hereby consent to the incorporation by reference in this Annual Report (Form 40-F) of Crystallex International Corporation (the "Company") of references to and a summary of those sections prepared by us in the development plan completed by us and other independent consultants in August 2005 entitled "Development Plan—2005, Update to the Feasibility Study Issued September 2003 (Development Plan)" (the "Incorporated Information"), included in the Annual Information Form for the Company for the fiscal year ended December 31, 2006.

We also hereby consent to the incorporation by reference of the Incorporated Information into all of the Company's outstanding registration statements on Forms F-2, F-3, F-10 and S-8 that have been filed with the Securities and Exchange Commission.

Dated this 11th day of April, 2007.

Buckland Harapiak

/s/ Buckland Harapiak
Authorized Signatory

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